Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
the board of directors
fresh traffic group inc.

 We hereby consent to the use of our report dated January 28, 2011 with respect to the balance sheets of Fresh Traffic Group Corp.  as of August 31, 2010 and 2009, and the related statements of operations and other comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the years then ended, and for the period from inception on July 22, 2008 to August 31, 2010, incorporated herein by reference.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
January 28, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants